Exhibit 99.1

ATLAS PIPELINE PARTNERS, L.P.

ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Philadelphia, PA, April 26, 2007 – Atlas Pipeline Partners, L.P. (NYSE: APL) (the “Partnership”) today reported revenue for the first quarter 2007 was $117.5 million, relatively consistent with the prior year comparable quarter of $117.8 million. The Partnership recorded system wide volumes of approximately 698.3 million cubic feet per day (“MMcfd”) for the first quarter 2007, compared with 609.4 MMcfd for the prior year comparable quarter, an increase of approximately 15%, due mostly to the increased throughput volume on the NOARK interstate pipeline system (“NOARK”) and the addition of the Sweetwater processing facility. Earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, was $15.8 million and net income was $2.5 million for the first quarter 2007, compared with $20.2 million and $9.5 million, respectively, for the first quarter 2006. First quarter 2007 results were affected by unfavorable movements in commodity prices, including approximately $2.3 million of non-cash derivative expense and lower than expected processing volumes, partially offset by an increase in NOARK’s Ozark Gas Transmission volume.

The Partnership has declared a quarterly cash distribution for the first quarter 2007 of $0.86 per common limited partner unit. The first quarter 2007 distribution will be paid on May 15, 2007 for all unitholders of record as of May 8, 2007. This brings distributions declared per common limited partner unit for the last twelve months to $3.42, an increase of $0.17, or 5%, from the prior twelve month period ended March 31, 2006.

“I’m very pleased with our substantial growth in transportation and gathering volumes, and with the fact that all divisions shared in this increase as against the comparable 2006 period”, said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership. “In fact, our NOARK pipeline system is at or near full utilization. As a result, plans are in process for substantial increases in the capacity of this pipeline. Gathering volumes are so high at our Sweetwater plant that a substantial expansion is required, and design work for this addition is already underway. Volumes at our Velma facility also increased, and we anticipate further growth in utilization of our Appalachian system.”

Segment Analysis

Mid-Continent

The Mid-Continent segment recognized total revenue of $109.7 million for the first quarter 2007, relatively consistent with the prior year comparable quarter. Revenues were affected by lower overall commodity prices compared to the prior year, offset by higher system volumes. For the Elk City/Sweetwater system, gross natural gas gathered volume for the first quarter 2007 averaged 287.9 MMcfd, a 14% increase from the first quarter 2006. The Elk City/Sweetwater system connected 11 new wells to its gathering system during the first quarter 2007. For the NOARK system, average Ozark Gas Transmission throughput volume was 286.9 MMcfd during the first quarter 2007, a 20% increase from the first quarter 2006. The Velma system’s processed natural gas volume average of 58.5 MMcfd for the first quarter 2007 was consistent with the prior year comparable quarter. The Velma system connected 19 new wells to its gas gathering system during the first quarter 2007.

Appalachia

Total revenue for the Appalachia system was $7.8 million for the first quarter 2007, compared with $8.0 million for the first quarter 2006, a slight decrease of $0.2 million due principally to a decline in realized natural gas prices between periods, partially offset by higher throughput volume. Throughput volume increased to 62.5 MMcfd for the first quarter 2007 compared with 57.3 MMcfd for the first quarter 2006 due to new wells connected to the Appalachia gathering system. The Appalachia system’s average transportation rate per thousand cubic feet (“mcf”) was $1.38 for the first quarter 2007, a 10% decrease from $1.53 per mcf for the prior year first quarter. During the first quarter 2007, 121 new wells were connected to the Appalachia gathering system compared with 189 wells connected during the comparable prior year quarter.

Corporate and Other

General and administrative expense, including amounts reimbursed to affiliates, increased $1.4 million to $6.3 million for the first quarter 2007 from $4.9 million for the first quarter 2006. This increase was primarily related to an increase in non-cash compensation expense related to vesting of phantom and common unit awards and higher costs associated with managing the Partnership. Depreciation and amortization increased $1.3 million to $6.5 million for the first quarter 2007 due primarily to the depreciation related to the portion of the NOARK assets acquired during 2006 and the Partnership’s 2006 expansion capital expenditures, particularly the Sweetwater processing facility.

Interest expense increased to $6.8 million for the first quarter 2007, an increase of $0.4 million from the prior year first quarter. This increase was primarily related to interest associated with the Partnership’s May 2006 issuance of $35.0 million principal amount of 10-year senior unsecured notes and additional borrowings under the Partnership’s credit facility, partially offset by the absence in the current quarter of interest associated with the NOARK notes in the prior year quarter, which were assumed by the seller in the Partnership’s acquisition of the remaining 25% ownership interest in NOARK in May 2006. At March 31, 2007, the Partnership had $339.0 million of total debt, including the $285.0 million of senior unsecured notes and $53.0 million of outstanding borrowings under its $225.0 million credit facility.

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s first quarter 2007 results on Friday morning, April 27, 2007 at 9:00 am EDT by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Friday, April 27, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 58837914.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is the parent company of Atlas Pipeline Partners, L.P.'s general partner and owner of 1,641,026 limited partner units of Atlas Pipeline Partners, L.P. For more information, please contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc., (NASDAQ: ATLS) owns an 80% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. Atlas America also owns an 83% interest in Atlas Pipeline Holdings, L.P.

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership's gas gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2007	2006
INCOME STATEMENT
Revenue:
Natural gas and liquids	$102,176	$100,477
Transportation and compression – affiliates	7,720	7,874
Transportation and compression – third parties	9,838	8,777
Other income (loss)	(2,197)	682

Total revenue and other income (loss)	117,537	117,810

Costs and expenses:
Natural gas and liquids	87,810	85,892
Plant operating	4,530	3,227
Transportation and compression	3,112	2,076
General and administrative	5,703	4,215
Compensation reimbursement – affiliates	630	720
Depreciation and amortization	6,534	5,275
Interest	6,759	6,337
Minority interest in NOARK	—	569

Total costs and expenses	115,078	108,311

Net income	2,459	9,499
Preferred unit imputed dividend cost	(499)	(95)

Net income attributable to common limited partners and the general partner	$1,960	$9,404

Allocation of net income attributable to common limited partners and the general partner:
Common limited partners’ interest	$(1,884)	$5,806
General partner’s interest	3,844	3,598

Net income attributable to common limited partners and the general partner	$1,960	$9,404

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.14)	$0.46

Diluted	$(0.14)	$0.46

Weighted average common limited partner units outstanding:
Basic	13,080	12,549

Diluted	13,080	12,687

Capital Expenditure data:
Maintenance capital expenditures	$772	$1,161
Expansion capital expenditures	17,605	12,401

Total	$18,377	$13,562

	March 31, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,839	$1,795
Total assets	784,563	786,884
Total debt	339,026	324,083
Total partners’ capital	362,134	379,134

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands)

	Three Months Ended March 31,
	2007	2006
Mid-Continent
Revenue:
Natural gas and liquids	$102,176	$100,477
Transportation and compression	9,819	8,750
Other income (loss)	(2,279)	541

Total revenue and other income (loss)	109,716	109,768

Costs and expenses:
Natural gas and liquids	87,810	85,892
Plant operating	4,530	3,227
Transportation and compression	1,720	1,108
General and administrative	3,894	3,168
Minority interest in NOARK	—	569
Depreciation and amortization	5,460	4,459

Total costs and expenses	103,414	98,423

Segment profit	$6,302	$11,345

Appalachia
Revenue:
Transportation and compression – affiliates	$7,720	$7,874
Transportation and compression – third parties	19	27
Other income	82	141

Total revenue and other income	7,821	8,042

Costs and expenses:
Transportation and compression	1,392	968
General and administrative	1,220	884
Depreciation and amortization	1,074	816

Total costs and expenses	3,686	2,668

Segment profit	$4,135	$5,374

Reconciliation of segment profit to net income
Segment profit:
Mid-Continent	$6,302	$11,345
Appalachia	4,135	5,374

Total segment profit	10,437	16,719
Corporate general and administrative expense	(1,219)	(883)
Interest expense	(6,759)	(6,337)

Net income	$2,459	$9,499

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES

(in thousands)

	Three Months Ended March 31,
	2007	2006
Reconciliation of net income to adjusted net income:
Net income	$2,459	$9,499
Effect of prior period items (1)	—	(137)

Adjusted net income	$2,459	$9,362

Reconciliation of net income to non-GAAP measures(2):
Net income	$2,459	$9,499
Depreciation and amortization	6,534	5,275
Minority interest share of depreciation and amortization and interest expense for NOARK	—	(873)
Interest expense	6,759	6,337

EBITDA	15,752	20,238
Effect of prior period items (1)	—	(137)

Adjusted EBITDA	15,752	20,101
Interest expense	(6,759)	(6,337)
Minority interest share of interest expense for NOARK	—	708
Non-cash derivative expense (income)	2,277	(540)
Non-cash compensation expense	1,795	1,319
Amortization of deferred financing costs (included within interest expense)	534	593
Maintenance capital expenditures	(772)	(1,161)

Distributable cash flow	$12,827	$14,683

(1)

During June 2006, the Partnership identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which related to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, the Partnership recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3%, and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively. Management of the Partnership believes that the impact of these adjustments is immaterial to its current and prior financial statements.

(2)

EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES

Operating Highlights

	Three Months Ended March 31,
	2007	2006
Mid-Continent – Velma System
Natural Gas
Gross natural gas gathered – mcfd	61,017	60,715
Gross natural gas processed – mcfd	58,508	58,528
Gross residue natural gas – mcfd	45,689	45,754
Natural Gas Liquids
Gross NGL sales – bpd	6,247	6,334
Condensate
Gross condensate sales – bpd	200	186
Mid-Continent – Elk City/Sweetwater System
Natural Gas
Gross natural gas gathered – mcfd	287,892	252,190
Gross natural gas processed – mcfd	207,253	130,955
Gross residue natural gas – mcfd	190,940	119,016
Natural Gas Liquids
Gross NGL sales – bpd	8,515	5,758
Condensate
Gross condensate sales – bpd	322	171
Mid-Continent – NOARK system
Ozark Gas Transmission throughput – mcfd	286,891	239,151
Appalachia
Throughput – mcfd	62,532	57,326
Average transportation rate per mcf	$1.38	$1.53

Mcf – thousand cubic feet

Mcfd – thousand cubic feet per day

Bpd – barrels per day

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of April 26, 2007)

Natural Gas Liquids Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(gallons)	(per gallon)
2007	71,631,000	$0.901
2008	33,012,000	0.697
2009	8,568,000	0.746

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Option Type
	(barrels)	(gallons)	(per barrel)
2008	693,600	38,744,000	$60.00	Puts purchased
2008	693,600	38,744,000	84.00	Calls sold
2009	720,000	40,219,000	60.00	Puts purchased
2009	720,000	40,219,000	81.00	Calls sold

Natural Gas Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	810,000	$7.255
2008	240,000	7.270
2009	480,000	8.000

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	810,000	$(0.535)
2008	240,000	(0.555)
2009	480,000	(0.540)

Natural Gas Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	5,220,000	$8.854	(2)
2008	4,056,000	8.719	(3)
2009	2,880,000	8.343

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	5,220,000	$(0.907)
2008	4,056,000	(1.028)
2009	2,880,000	(0.592)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of April 26, 2007)

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(barrels)	(per barrel)
2007	57,800	$56.192
2008	65,400	59.424
2009	33,000	62.700

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Option Type
	(barrels)	(per barrel)
2007	9,900	60.000	Puts purchased
2007	9,900	73.380	Calls sold
2008	43,800	60.000	Puts purchased
2008	43,800	79.544	Calls sold
2009	30,000	60.000	Puts purchased
2009	30,000	71.250	Calls sold

(1)	Mmbtu represents million British Thermal Units.
(2)	Includes the Partnership’s premium received from its sale of an option for it to sell 3,600,000 mmbtu of natural gas at an average price of $14.33 per mmbtu for the year ended December 31, 2007.
(3)	Includes the Partnership’s premium received from its sale of an option for it to sell 936,000 mmbtu of natural gas for the year ended December 31, 2008 at $15.50 per mmbtu.